First National Bank
One with You.℠

1620 Dodge Street
Omaha NE 68197
402.341.0500

September 28, 2012

VIA FACSIMILE AND VIA FEDERAL EXPRESS

BFE Operating Company, LLC
Buffalo Lake Energy, LLC
Pioneer Trail Energy, LLC
1801 Broadway, Suite 1060
Denver, CO 80202
Attention: Scott H. Pearce, CEO

RE: NOTICE OF DEFAULT

Ladies and Gentlemen:

Reference is hereby made to that certain Credit Agreement, dated as of September 25, 2006 (as amended and supplemented from time to time, the "Credit Agreement"), among BFE Operating Company, LLC ("Opco"), Buffalo Lake Energy, LLC ("Buffalo Lake") and Pioneer Trail Energy, LLC ("Pioneer Trail"; Pioneer Trail, Buffalo Lake and Opco, each a "Borrower" and, collectively, "Borrowers"), as Borrowers, Opco, as Borrowers' Agent, various financial institutions, as lenders (together with their successors and assigns, the "Lenders"), Deutsche Bank Trust Company Americas, as Collateral Agent, and First National Bank of Omaha, as Administrative Agent (in such capacity, "Administrative Agent"). Unless otherwise defined herein, capitalized terms used in this letter shall have the meanings set forth in the Credit Agreement.

Borrowers have failed to make the regularly scheduled payment of principal due and payable in respect of the Term Loans on or before 11:00 a.m. (New York City time) on September 28, 2012 as required pursuant to Section 6.5 of the Credit Agreement, and such failure constitutes an immediate and automatic Event of Default pursuant to Section 7.1(a) of the Credit Agreement (the "Existing Event of Default").

Administrative Agent, on behalf of the Lenders, hereby reserves the right to exercise or cause to be exercised, in such order as Administrative Agent, at the direction of the Required Lenders, may elect, any and all of the rights and remedies available pursuant to the Credit Agreement or any other Financing Document or otherwise at law or in equity with respect to the Existing Event of Default, and nothing contained in this letter shall constitute a waiver or forbearance by Administrative Agent or any of the Lenders to pursue such rights and remedies. Nothing in this letter constitutes a waiver of any Event of Default (including the Existing Event of Default) or a waiver, release or amendment of any of the Obligations or any terms of the Credit Agreement or any other Financing Document. Neither Administrative Agent nor any

Credit Agreement or any other Financing Document. Neither Administrative Agent nor any Lender has agreed to waive any Event of Default (including the Existing Event of Default) or to waive, release or amend any of the Obligations or any terms of the Credit Agreement or any other Financing Document.

Borrowers shall not be entitled to receive any further notices or specifications of their obligations under the Financing Documents.

Please contact us if you have any questions regarding any of the matters addressed in this letter.

Very truly yours,

FIRST NATIONAL BANK OF OMAHA, as Administrative Agent

By: ______________________________
Name: ______________________________
Title: ______________________________